Exhibit 10.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

PUKKA USA, INC.

SUNRISE U.S.A. INCORPORATED

PAUL RESSLER

LEONARD DUCHARME

AND

THE OTHER SHAREHOLDERS SIGNATORIES HERETO

Dated June 7, 2006

TABLE OF CONTENTS

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PUKKA AND THE

i

Annexes

Annex A	Shareholders of Pukka
Annex B	Warrant Holders

Exhibits

Exhibit 1.3	Form of Side Letter
Exhibit 3.1	Articles of Incorporation and Bylaws of Pukka
Exhibit 3.6	GAAP Financial Statements
Exhibit 4.1	Articles of Incorporation and Bylaws of Sunrise
Exhibit 5.11	Form of Investment Letter
Exhibit 5.16	Form of Registration Rights Agreement
Exhibit 5.18	Form of Lock-Up/Leak-Out Agreement
Exhibit 6.1	Form of Opinion of Counsel

Schedules

Schedule. 1.3	Closing Date Warrant Exercises
Schedule 3.5(a)	Shareholders and Capitalization of Pukka
Schedule 3.7	Instruments Related to Real Property
Schedule 3.8	Ownership of Intellectual Property

Schedule 3.9	Undisclosed Liabilities
Schedule 3.10	Related Party Transactions
Schedule 3.11	Litigation
Schedule 3.13	Insurance
Schedule 3.14	Exceptions to Compliance With Governmental Authorities
Schedule 3.15	Material Contracts
Schedule 3.16	Labor Relations
Schedule 3.18	Certain Changes or Events
Schedule 3.24	Real Property
Schedule 4.4	Capitalization of Sunrise
Schedule 4.8	Litigation
Schedule 4.10	Exceptions to Compliance With Governmental Authorities
Schedule 4.11	Material Contracts
Schedule 4.12	Certain Changes or Events
Schedule 5.1	Pukka Conduct of Business in Ordinary Course
Schedule 5.2	Sunrise Conduct of Business in Ordinary Course
Schedule 5.18	Lock-Up/Leak-Out Agreement Shareholders

SHARE EXCHANGE AGREEMENT

          THIS SHARE EXCHANGE AGREEMENT (the “Agreement”), is made and entered into this 7th day of June, 2006, by and among PUKKA USA, INC., a Utah corporation (“Pukka”), SUNRISE U.S.A. INCORPORATED, a Nevada corporation (“Sunrise”), PAUL RESSLER and LEONARD DUCHARME, the principal shareholders of Pukka (collectively, the “Principal Shareholders”), and the other individual shareholders of Pukka listed on Annex A attached hereto (each a “Shareholder” and together with the Principal Shareholders, the “Shareholders”).

Recitals

          WHEREAS, the Shareholders collectively own all of the issued and outstanding capital stock of Pukka, consisting of Twenty Four Million Seven Hundred Fifty Thousand (24,750,000) shares of common stock, $.001 par value per share (the “Pukka Common Stock”).

          WHEREAS, the Shareholders desire to transfer and exchange all of their shares of Pukka Common Stock for newly-issued shares of common stock, $.0001 par value per share, of Sunrise (the “Sunrise Common Stock”).  Each share of Pukka Common Stock shall be referred to herein individually as a “Pukka Share” and collectively, as the “Pukka Shares”.

          WHEREAS, Pukka is obligated to deliver to Legend Merchant Group, Inc. (“Legend”), one of its investment advisors, One Million Six Hundred Fifty Thousand (1,650,000) shares of Pukka Common Stock (the “Legend Shares Rights”) and Legend has agreed to accept shares of Sunrise Common Stock in lieu thereof.

          WHEREAS, Pukka has issued warrants (the “Warrants”) to each of the warrant holders set forth on Annex B hereto (the “Warrant Holders”) entitling the Warrant Holders to receive, in the aggregate, Four Million Six Hundred Thousand (4,600,000) shares of Pukka Common Stock upon the exercise thereof.

          WHEREAS, Sunrise has agreed to assume Pukka’s obligations with respect to the Legend Shares Rights and the Warrants.

          WHEREAS, the Shareholders and Sunrise desire to consummate such transfer and exchange pursuant to the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE SHARE EXCHANGE AND RELATED TRANSACTIONS

          1.1          The Tax Free Share Exchange.  The transaction contemplated by this Agreement is intended to be a qualified Type "B" reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (“Code”), and conforming Utah and Nevada provisions. In accordance with the provisions of this Agreement, the Utah Revised Business Corporation Act (“UBC”) and other applicable law, on the Closing Date (as defined below), the Shareholders shall deliver to Sunrise the Pukka Common Stock and in exchange therefore Sunrise shall deliver to the holders of Pukka Common Stock Twenty Four Million Seven Hundred Fifty Thousand (24,750,000) newly issued shares of Sunrise Common Stock (the “Sunrise Common Shares”),

the number of shares of Sunrise Common Stock to be issued to the Shareholders being stated in Section 1.2 hereof (the exchange transaction is referred to herein as the “Share Exchange”).  The shares of Sunrise Common Stock to be issued pursuant to the Share Exchange are referred to herein collectively as the “Sunrise Shares,” also sometimes referred to hereinafter as the “Exchange Consideration”.  Sunrise shall take, or shall cause one or more of its shareholders to take, as applicable, such actions as are necessary to permit Sunrise to issue the Exchange Consideration without causing the number of shares of Sunrise Common Stock outstanding immediately after the Closing to exceed the number of such shares that Sunrise is authorized to issue.

          1.2          Exchange of Pukka Common Stock Certificates.

                         Each Shareholder holding shares of Pukka Common Stock shall deliver to Sunrise any certificate evidencing a Pukka Share and receive in exchange therefor that number of Sunrise Common Shares equal to the product of Twenty Four Million Seven Hundred Fifty Thousand (24,750,000) and a fraction, the numerator of which is the number of Pukka Shares held by such Shareholder on the Closing Date and the denominator of which is the total number of Pukka Shares issued and outstanding on the Closing Date (such fraction, the “Pukka Ownership Percentage”).

          1.3          Exchange of Other Pukka Securities.

                         On the Closing Date, in accordance with the terms of that certain side letter agreement in form and substance similar to that attached hereto as Exhibit 1.3 (the “Side Letter”), (i) Legend shall receive One Million Six Hundred Fifty Thousand (1,650,000) shares of Sunrise Common Stock in respect of the Legend Share Rights and (ii) upon delivery by the Warrant Holders of one or more Warrant exercise forms exercising said Warrants, the Warrant Holders shall receive, in exchange therefore, shares of Sunrise Common Stock in such amounts as set forth on Schedule 1.3.

          1.4          Related Provisions.

                         (a)          Distributions With Respect to Unexchanged Shares.  No interest or dividends or other distributions with respect to Sunrise Common Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered certificate with respect to the Pukka Shares represented thereby, and no cash payment in lieu of fractional Pukka Shares shall be paid to any such holder.

                         (b)          No Further Ownership Rights in Pukka Shares.  From and after the Closing Date, the holders of certificates evidencing ownership of Pukka Shares outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such Pukka Shares, except as otherwise provided for herein or by applicable law.

                         (c)          No Fractional Shares.  No certificates or scrip representing fractional Sunrise Common Shares shall be issued upon the surrender for exchange of certificates representing Pukka Shares, no dividend or distribution of Sunrise shall relate to such fractional interests and such fractional interests will not entitle the owner thereof to vote or to any rights of a shareholder of Sunrise.  Each Shareholder who would otherwise have been entitled to receive a fraction of a Sunrise Common Share (after taking into account all certificates delivered by such Shareholder) shall receive that number of Sunrise Common Shares such holder would have received if such fractional share was rounded up to the nearest whole number.

                         (d)          Lost, Stolen or Destroyed Certificates.  In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Sunrise, the posting by such Person of a bond in such reasonable amount as Sunrise may direct as indemnity against any claim that may be made against it with respect to such certificate, Sunrise will issue in exchange for such lost, stolen or destroyed certificate Sunrise Common Shares to which such Person is entitled pursuant to this Agreement.

                         (e)          Transfer Books.  The Pukka Share transfer books of Pukka shall be closed on the Closing Date and thereafter there shall be no further registration of transfers of Pukka Shares on the records of Pukka.  If, after the Closing Date, certificates are presented to Sunrise for any reason, they shall be cancelled and exchanged as provided in Sections 1.2 and 1.3.

                         (h)          Adjustments.  If at any time during the period between the date of this Agreement and the Closing Date, any change in the number of issued and outstanding shares of Sunrise Common Stock shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of Sunrise Common Shares shall be adjusted appropriately.

          1.5          Approval of Share Exchange.  By unanimous written consent, the Pukka Board of Directors and the Shareholders have approved this Agreement and the transaction contemplated hereby. The Board of Directors of Sunrise has approved this Agreement and the transactions contemplated hereby.  No other corporate proceedings are required with respect hereto.

ARTICLE II

THE CLOSING

          2.1          Closing; Closing Date.  The parties to this Agreement shall file articles of exchange pursuant to the UBC, cause the Share Exchange to become effective and consummate the other transactions contemplated by this Agreement (the “Closing”) provided, however, in no event shall the Closing occur prior to the satisfaction of the conditions precedent set forth in Articles VI hereof. The date of the Closing is referred to herein as the “Closing Date”. The Closing shall take place at the offices of Pukka, or at such other place as may be mutually agreed upon by Sunrise and the Principal Shareholders, at 10:00 a.m., local time on (a) the later of: (i) the first Business Day following the day upon which all appropriate Sunrise corporate action and Pukka action has been taken in accordance with Articles I and V, respectively, of this Agreement; or (ii) the day on which the last of the conditions precedent set forth in Article VI of this Agreement is fulfilled or waived; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than June 30, 2006 (the “Outside Date”), unless such date is extended by the requirements of law or the mutual agreement of the parties.

          2.2          Pukka Closing Actions.  At the Closing, Pukka shall deliver or cause to be delivered to Sunrise the following documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

                         (i)          A true and complete list of all holders of record of Pukka Shares issued and outstanding on and as of the Closing setting forth the name, address, and number of Pukka Shares held by each and the number of Sunrise Common Shares to be issued or issuable, as applicable, to each holder at Closing;

                         (ii)          Certificates evidencing all of the Pukka Shares;

                         (iii)          Any agreements between the Shareholders and Pukka relating to the Pukka Shares;

                         (iv)          Side Letters executed by Legend and each of the Warrant Holders and Warrant exercise forms executed by each of the Warrant Holders as described in Section 1.3;

                         (v)          The officer’s certificate described in Section 6.2(c);

                         (vi)          An incumbency certificate signed by all of the executive officers of Pukka dated at or about the Closing Date;

                         (vii)          A certificate of good standing from the Secretary of State of the State of Utah, dated at or about the Closing Date, to the effect that Pukka is in good standing under the laws of the State of Utah;

                         (viii)          Certificate of incorporation of Pukka, certified by the Secretary of State of the State of Utah at or about the Closing Date and bylaws of Pukka certified by the Secretary of Pukka at or about the Closing Date;

                         (ix)          Resolutions of the board of directors and shareholders of Pukka dated at or about the Closing Date authorizing the Share Exchange, certified by the Secretary of Pukka;

                         (x)          The investment letters described in Section 5.11;

                         (xi)          The Audited Financial Statements (as defined in Section 5.12);

                         (xii)          The Additional Pukka Information (as defined in Section 5.13);

                         (xiii)          All Intellectual Property Assignments required under Section 5.17;

                         (xiv)          All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to effectuate the transactions contemplated hereby in form, scope and substance reasonably satisfactory to Sunrise; and

                         (xv)            All approvals, consents, permits and waivers of Governmental Authorities and any Person necessary for the consummation of the transactions contemplated by this Agreement and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Sunrise in its reasonable discretion determines to be unduly burdensome.

          2.3          Sunrise Closing Actions.  At the Closing, Sunrise shall deliver or cause to be delivered to Pukka the following documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

                         (i)          Certificates evidencing all of Sunrise Common Stock to be issued hereunder;

                         (ii)          The officer’s certificates described in Section 6.1(c);

                         (iii)          An incumbency certificate signed by all of the executive officers of Sunrise dated at or about the Closing Date;

                         (iv)          A certificate of good standing from the Secretary of State of the State of Nevada, dated at or about the Closing Date, to the effect that Sunrise is in good standing under the laws of said state;

                         (v)          Articles of incorporation of Sunrise certified by the Secretary of State of the State of Nevada at or about the Closing Date and the bylaws of Sunrise certified by the Secretary of Sunrise at or about the Closing Date; and

                         (vi)          Resolutions of the board of directors of Sunrise dated at or about the Closing Date authorizing the Share Exchange, certified by the Secretary of Sunrise.

          2.4          Other Actions.    Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PUKKA AND THE PRINCIPAL SHAREHOLDERS

          Pukka and the Principal Shareholders, jointly and severally, hereby make the following representations and warranties to Sunrise.

          3.1          Organization and Qualification.

                         Pukka is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  Pukka is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.  True, correct and complete copies of the articles of incorporation and bylaws of Pukka, as amended as of the date hereof, are attached hereto as Exhibit 3.1.

          3.2          Authorization; Validity and Effect of Agreement.

                         (a)        Pukka has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Share Exchange.  The execution and delivery of this Agreement by Pukka and the performance by Pukka of its obligations hereunder and the consummation of the Share Exchange have been duly authorized by its board of directors and its shareholders and all other necessary company action on the part of Pukka has been taken and no other company proceedings on the part of Pukka are necessary to authorize this Agreement and the Share Exchange.  This Agreement has been duly and validly executed and delivered by Pukka and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Pukka, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                         (b)          Each Principal Shareholder has the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which such Principal Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.  This Agreement and the other agreements contemplated hereby to which a Principal Shareholder is a party has been duly authorized, executed and delivered by such Principal Shareholder and are the legal, valid and binding obligations of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms.  No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by Pukka or the Principal Shareholders in connection with the execution, delivery or performance by Pukka or any of the Principal Shareholders of this Agreement.

          3.3          Pukka Subsidiaries.

                         There are no subsidiaries of Pukka.

          3.4          No Conflict; Required Filings and Consents.

                         Neither the execution and delivery of this Agreement by Pukka nor the performance by Pukka of its obligations hereunder, nor the consummation of the Share Exchange, shall:  (i) conflict with Pukka’s certificate of incorporation or bylaws; (ii) violate any statute, law, ordinance, rule or regulation applicable to Pukka,  or any of its assets or properties; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Pukka under, or result in the creation or imposition of any Liens upon any properties, assets or business of Pukka under, any Material

Contract or any order, judgment or decree to which Pukka is a party or by which Pukka, or any of its respective assets or properties is bound or encumbered except, in the case of clauses (ii) & (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.5          Capitalization; Ownership of Pukka Shares.

                         (a)          Attached hereto as Schedule 3.5(a) is a complete and accurate list of (i) the Shareholders of Pukka, (ii) the holders of other equity interests in Pukka, and (ii) the number and class of issued and outstanding Pukka Shares.  The authorized capital stock of Pukka consists of 25,000,000 million shares of Pukka Common Stock and no shares of preferred stock.  There are currently issued and outstanding 24,750,000 shares of Pukka Common Stock.  The Pukka Shares, the Legend Share Rights and the Warrants represent all of the outstanding equity interests in Pukka.  All of the Pukka Shares have been validly authorized and issued and are fully paid and non-assessable.  Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Pukka Common Stock.  There are no voting trusts or other agreements or understandings to which Pukka is a party with respect to the voting of Pukka Common Stock and there is no indebtedness of Pukka having general voting rights issued and outstanding.  Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Pukka Common Stock.  Except as set forth in this Agreement or as set forth on Schedule 3.5(a), Pukka has no Pukka Common Stock reserved for issuance.

                         (b)          Each of the Shareholders own and hold, beneficially and of record, the entire right, title, and interest in and to the Pukka Shares set forth opposite such Shareholder’s name on Schedule 3.5(a), free and clear of all Rights and Encumbrances. Each Shareholder has full power and authority to vote the Pukka Shares owned by him or her and to approve the transactions contemplated by this Agreement.  Each Shareholder has the full power and authority to vote, transfer and dispose of the Pukka Shares owned by him or her, free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws.  At the Closing, Sunrise will acquire good title to the Pukka Shares, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Pukka Shares or to effect the merger or consolidation of Pukka with or into any other Person.

          3.6          Financial Statements.

                         True and complete copies of Pukka’s balance sheet at March 31, 2006 and at December 31, 2005, and income statements and statements of cash flows for the fiscal year ended December 31, 2005 and for the three-month period ended March 31, 2006, are attached hereto as Exhibit 3.6 (collectively, the “GAAP Financial Statements”).  The GAAP Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of Pukka at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein).  The GAAP Financial Statements were prepared from and in accordance with the books and records of Pukka.

          3.7          Properties and Assets.

                         Pukka has good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the GAAP Financial Statements (the “Assets”), except for those sold or otherwise disposed of since the date of the GAAP Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement.  All Assets of Pukka that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear.  Pukka has delivered to Sunrise or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the businesses of Pukka to which Pukka is a party (collectively, the “Real Property”), all of which are identified on Schedule 3.7.  There are no pending or, to Pukka’s knowledge, threatened condemnation proceedings relating to any of the Real Property.  Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by Pukka is subject to any commitment or other arrangement for their sale or use by any Affiliate of Pukka, or by third parties.  To the Knowledge of each Principal Shareholder, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would interfere with the present or any intended use by Pukka of any of such leased real estate.  Said leases are valid and binding and in full force and effect, and Pukka is not in default thereunder as to the payment of rent or otherwise.  The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

          3.8          Intellectual Property.

                         (a)          Schedule 3.8 lists all Intellectual Property used in or relied upon and directly or indirectly in the conduct of Pukka’s business or operations in the ordinary course consistent with past practice (the “Pukka Intellectual Property”).  Except as disclosed in Schedule 3.8:  (i) to the knowledge of Pukka, Pukka is the owner of all of the Pukka Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, and Pukka has sufficient rights to use such Pukka Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Pukka Intellectual Property by Pukka, and (iii) to the extent that the Pukka Intellectual Property owned or held by Pukka is registered with the applicable authorities, record title to such Pukka Intellectual Property is registered or applied for in the name of Pukka.

                         (b)          To Pukka’s knowledge, Pukka’s rights to the Pukka Intellectual Property are valid and enforceable, and the Pukka Intellectual Property and the products and services of Pukka do not infringe upon intellectual property rights of any person or entity in any country.  Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Pukka Intellectual Property rights have been taken through the date hereof.  To the knowledge of Pukka, there exists no impediment that would impair Pukka’s rights to conduct its business after the Closing Date as it relates to the Pukka Intellectual Property.

                         (c)          Pukka has taken all reasonable and appropriate steps to protect the Pukka Intellectual Property and, where applicable, to preserve the confidentiality of the Pukka Intellectual Property.

                         (d)          Pukka has not received any notice of claim that any of such Pukka Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

                         (e)          Pukka has not given any notice of infringement to any third party with respect to any of the Pukka Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Pukka Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

                         (f)          The execution, delivery and performance of this Agreement by Pukka and the consummation by Pukka of the Share Exchange will not: (i) constitute a breach by Pukka of any material instrument or material agreement governing any Pukka Intellectual Property owned by or licensed to Pukka, (ii) pursuant to the terms of any material license or material agreement relating to any Pukka Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Pukka Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Pukka Intellectual Property under the terms thereof, or (v) impair the right of Pukka or Sunrise to make, have made, offer for sale, use, sell, export or license any Pukka Intellectual Property or portion thereof pursuant to the terms thereof.

          3.9          No Undisclosed Liabilities.

                         Except as disclosed in the GAAP Financial Statements or Schedule 3.9, Pukka has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Pukka, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

          3.10        Related Party Transactions.

                         Except as provided on Schedule 3.10:

                         (a)          There is no indebtedness between Pukka, and any officer, director or Affiliate of Pukka, other than usual and customary advances made in the ordinary course of business;

                         (b)          No officer, director or Affiliate of Pukka has provided or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to Pukka;

                         (c)          Pukka  does not provide or cause to be provided any assets, services or facilities to any officer, director or Affiliate of Pukka (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

                         (d)          Pukka does not beneficially own, directly or indirectly, any investment in or issued by any officer, director or Affiliate of Pukka; and

                         (e)          No officer, director or Affiliate of Pukka has any direct or indirect ownership interest in any Person with which Pukka competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

          3.11        Litigation.

                         Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation (“Action”) instituted, pending or threatened against Pukka that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Pukka, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

          3.12        Taxes.

                         Pukka has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on its behalf, and each such tax return was complete and accurate in all material respects, and Pukka has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it.  No deficiency for a material Tax has been asserted in writing or otherwise, to Pukka’s Knowledge, against Pukka or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.  There are no material Liens for Taxes upon the Assets.

          3.13        Insurance.

                         Schedule 3.13 sets forth a list of all of Pukka’s key-man life insurance policies and other insurance policies material to the current and proposed business of Pukka.  Pukka maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as it believes are consistent with insurance coverage provided for other companies of comparable size and in comparable industries.  All of such policies are in full force and effect and all premiums payable have been paid in full and Pukka is in full compliance with the material terms and conditions of such policies.  Pukka has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business.  None of such policies are subject to cancellation by virtue of the consummation of the Share Exchange.  There is no claim by Pukka pending under any of such policies as to which coverage has been questioned or denied.

          3.14        Compliance.

                         Except as disclosed on Schedule 3.14, Pukka is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Pukka has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect.  Pukka holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

          3.15        Material Contracts.

                         Except as set forth in Schedule 3.15, Pukka is not a party to or bound by any Material Contract.  The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by Pukka and as contemplated to be conducted.  True, correct and complete copies of each Material Contract described and listed on Schedule 3.15 will be made available to Sunrise within ten (10) Business Days prior to the Closing.  All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms.  All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Pukka, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder.  The consummation of this Share Exchange Agreement will not result in an impairment or termination of any of the rights of Pukka under any Material Contract.  None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of Pukka.

          3.16        Labor Relations.

                         Except as described on Schedule 3.16, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of Pukka; (ii) there are no unfair labor practice charges and/or complaints pending against Pukka before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Pukka; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of Pukka.  As of the date of this Agreement, Pukka is not a party to any collective bargaining agreements.  There are no controversies pending or threatened between Pukka and any of its employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

          3.17        Environmental Matters.

                         Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, Pukka (i) has obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Pukka in connection with its business; (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with its business; (iii) has not received notice of any past or present violations of Environmental Laws in connection with its business, or of any spill, release, event, incident, condition or action or failure to act in connection with its business that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against Pukka based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with Pukka’s  business; and (iv) has taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Pukka thereunder in connection with its business.

          3.18        Absence of Certain Changes or Events.

                         Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since December 31, 2005, (i) there has been no change or development in, or effect on, Pukka that has or could reasonably be expected to have a Material Adverse Effect, (ii) Pukka has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) Pukka has not paid any dividends or distributed any Assets to any officer, director or shareholder of Pukka, (iv) Pukka has not acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) Pukka has not waived or amended any of its material contractual rights except in the ordinary course of business, and (vi) Pukka  has not entered into any agreement to take any action described in clauses (i) through (v) above.

          3.19        Investment Intent.

                         The Sunrise Common Shares being acquired by the Shareholders in connection with the Share Exchange are being acquired for the respective Shareholders’ own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such shares.  Each Shareholder acknowledges and agrees that the Sunrise Common Shares have not been registered under the Securities Act or under any state securities laws, and that the Sunrise Common Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration.  The Shareholders also acknowledge and agree that neither the SEC nor any state securities commission nor other Governmental Authority has (a) approved the issuance of the Sunrise Common Shares or passed upon or endorsed the merits of the Sunrise Common Shares, this Agreement or the Share Exchange; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement.  The Shareholders have such Knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that they are capable of evaluating the merits and risks of this investment in Sunrise Common Shares, and each Shareholder has made such investigations in connection herewith as he deemed necessary or desirable so as to make an informed investment decision without relying upon Sunrise for legal or tax advice related to this investment.

          3.20        Employee Benefit Matters.

                         Pukka is not a party to, nor since its inception has been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which Pukka has or may have any obligation or that are maintained, contributed to or sponsored by Pukka for the benefit of any current or former director, officer or employee of Pukka.  Pukka has no current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees.  There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of Pukka that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of Pukka will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Share Exchange.  Pukka has no express or implied commitment to:  (i) create or incur liability with respect to or cause to exist any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

          3.21        Brokers and Finders Fees.

                         Neither Pukka nor any of its officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Share Exchange for which Pukka has or could have any liability.

          3.22        Real Property.

                         Pukka has the right to use all real property necessary for the conduct of its business as presently conducted.  Schedule 3.24 identifies all such real property.  Except as set forth in Schedule 3.24, Pukka is not a party to any leases of real property.  Pukka is the lessee under the real estate leases described on Schedule 3.24.  True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by Pukka to Sunrise. Pukka enjoys quiet and undisturbed possession under each of said leases.  Pukka’s interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by Pukka, other than the lessor thereof.  To the Knowledge of Pukka, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would interfere with the present or any intended use by Pukka of any of such leased real estate.  Said leases are valid and binding and in full force and effect, and Pukka is not in default thereunder as to the payment of rent or otherwise.  The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

          3.23        Termination of Business Relationships.

                         No supplier of Pukka which cannot be replaced on commercially reasonable terms has evidenced to Pukka or the Principal Shareholders any intention to cancel or terminate its business relationship with Pukka.  No key employee of Pukka has notified Pukka or the Principal Shareholders of his or her intent or desire to terminate employment with Pukka.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SUNRISE

          Sunrise hereby makes the following representations and warranties to Pukka and the Principal Shareholders:

          4.1          Organization and Qualification.

                         Sunrise is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  Sunrise is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of Sunrise, as amended as of the date hereof, are attached hereto as Exhibit 4.1.

          4.2          Authorization; Validity and Effect of Agreement.

                         Sunrise has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Share Exchange.  The execution and delivery of this Agreement by Sunrise and the performance by Sunrise of its obligations hereunder and the consummation of the Share Exchange have been duly authorized by its boards of directors and all other necessary corporate action on the part of Sunrise has been taken and no other corporate proceedings on the part of Sunrise are necessary to authorize this Agreement and the Share Exchange.  This Agreement has been duly and validly executed and delivered by Sunrise and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Sunrise, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’

rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          4.3          No Conflict; Required Filings and Consents.

                         Neither the execution and delivery of this Agreement by Sunrise nor the performance by Sunrise of its obligations hereunder, nor the consummation of the Share Exchange nor the issuance of the Sunrise Shares to the Shareholders pursuant to the terms of the Share Exchange, will:  (i) conflict with Sunrise’s articles of incorporation or bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Sunrise or any of the properties or assets of Sunrise; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Sunrise, or result in the creation or imposition of any Lien upon any properties, assets or business of Sunrise under, any Material Contract or any order, judgment or decree to which Sunrise is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

          4.4          Capitalization.

                         The authorized capital stock of Sunrise consists of 99,000,000 shares of common stock, $.0001 par value per share and 1,000,000 shares of preferred stock, $.01 par value per share.  The only issued and outstanding securities of Sunrise are 2,023,585 shares of Sunrise Common Stock.  There are no issued and outstanding shares of preferred stock.  All shares of capital stock of Sunrise outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.  Except for this Agreement or as set forth in Schedule 4.4, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Sunrise Common Stock or Sunrise Preferred Stock.  Except for the registration rights set forth in that certain Registration Rights Agreement dated as of the date hereof, none of the outstanding shares of capital stock of Sunrise have any registration rights.  Except for this Agreement, there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Sunrise Common Stock or Sunrise Preferred Stock.

          4.5          SEC Reports and Financial Statements.

                         Sunrise has filed with the SEC, and has heretofore made available to Pukka true and complete copies of, all forms, reports, schedules, statements and other documents filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the “Sunrise SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment, Sunrise SEC Documents, including any financial statements or schedules included therein: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  Each of the financial statements included in Sunrise SEC Documents have been prepared from, and are in accordance with, the books and records of Sunrise, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of Sunrise as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).  Sunrise has no outstanding unresolved issues with the SEC relating to the registration of its securities or distributions effected by its shareholders.

          4.6          Transaction Fees.

                         Neither Sunrise, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Share Exchange for which Sunrise has or could have any liability.

          4.7          No Undisclosed Liabilities.

                         Except as disclosed in the Sunrise SEC Documents, Sunrise has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Sunrise, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

          4.8          Litigation.

                         Except for the matters set forth in Schedule 4.8, there is no Action instituted, pending or threatened against Sunrise that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Sunrise, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

          4.9          Taxes.

                         Sunrise has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on its behalf, and each such tax return was complete and accurate in all material respects, and Sunrise has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it.  No deficiency for a material Tax has been asserted in writing or otherwise, to the Knowledge of Sunrise, against Sunrise or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith.  There are no material Liens for Taxes upon the Assets.

          4.10        Compliance.

                         Except as disclosed on Schedule 4.10, Sunrise is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Sunrise has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect.  Sunrise holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

          4.11        Material Contracts.

                         Except as set forth in Schedule 4.11, that certain Registration Rights Agreement dated the date hereof and this Agreement, Sunrise is not a party to or bound by any Material Contract.  The Material Contracts constitute all of the material agreements and instruments that Sunrise has entered into.  True, correct and complete copies of each Material Contract described and listed on Schedule 4.11 will be made available to Pukka within ten (10) Business Days prior to the Closing.  All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms.  All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Sunrise on the one hand, nor, to the best of its Knowledge, any other party on the other hand, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder.  The consummation of this Agreement and the Share Exchange will not result in an impairment or termination of any of the rights of Sunrise under any Material Contract.  None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of Sunrise.  There are no contracts or agreements that give anyone registrations rights of any kind with respect to the securities of Sunrise.

          4.12        Absence of Certain Changes or Events.

                         Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since December 31, 2005, (i) there has been no change or development in, or effect on, Sunrise that has or could reasonably be expected to have a Material Adverse Effect, (ii) Sunrise has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) Sunrise has not paid any dividends or distributed any Assets to any of its officers, directors or shareholders, (iv) Sunrise has not acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) Sunrise has not waived or amended any of its material contractual rights except in the ordinary course of business, and

(vi) Sunrise has not entered into any agreement to take any action described in clauses (i) through (v) above.

          4.13        Brokers and Finders Fees.

                         Neither Sunrise nor any of its officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Share Exchange for which Sunrise has or could have any liability.

ARTICLE V

CERTAIN COVENANTS

          5.1          Conduct of Business by Pukka.

                         (a)          Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which Pukka is a party or by which any Asset is bound, (iii) with the consent of Sunrise or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, Pukka shall conduct its business in all material respects in the ordinary and usual course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties and keep available the services of its present officers and employees.

                         (b)          Without limiting the generality of Section 5.1(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, Pukka shall not:

                         (i)          adopt or propose any change in its respective articles of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

                         (ii)          (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in its issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of its equity or debt securities, or (E) declare any dividend or make any distribution with respect to its equity or debt securities;

                         (iii)          (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement,

(C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                         (iv)          (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of Pukka in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

                         (v)          (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv) enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                         (vi)          make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in Pukka’s method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                         (vii)          settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice.

          5.2          Conduct of Business by Sunrise.

                         (a)          Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which Sunrise is a party or by which any Asset is bound, (iii) with the consent of Pukka or (iv) as set forth on Schedule 5.2, during the period commencing with the date of this Agreement and continuing until the Closing Date, Sunrise shall conduct its business in all material respects in the ordinary and usual course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties and keep available the services of its present officers and employees.

                         (b)          Without limiting the generality of Section 5.2(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, Sunrise shall not:

                         (i)          adopt or propose any change in its articles of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

                         (ii)          (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in its issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of its equity or debt securities, or (E) declare any dividend or make any distribution with respect to its equity or debt securities;

                         (iii)          (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                         (iv)          (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of Sunrise in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

                         (v)          (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv) enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                         (vi)          make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in Sunrise’s method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                         (vii)          settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice.

          5.3          Access to Information.

                         At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VII, and in each case subject to Section 5.4 below, each party hereto shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

          5.4          Confidentiality; No Solicitation.

                         (a)          Confidentiality.  Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Share Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Share Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Share Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially).  If this Agreement is terminated pursuant to the provisions of Article VII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party.  The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a).  Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall:  (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

                         (b)          No Solicitation.  Except as otherwise contemplated in this Agreement, Pukka shall not, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to, the sale or exchange of all or a substantial part of the Assets.  Pukka shall promptly notify Sunrise if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

          5.5          Best Efforts; Consents.

                         Subject to the terms and conditions herein provided, each of Sunrise and Pukka agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Share Exchange and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Share Exchange, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Share Exchange, (iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement.  Each of Sunrise and Pukka shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Share Exchange.

          5.6          Further Assurances.

                         Subject to Section 5.5, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Share Exchange, including, but not limited to:  (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in Section 5.5, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

          5.7          Public Announcements.

                         Sunrise and Pukka shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Share Exchange or this Agreement, and shall not issue any other press release or make any other public statement without the prior written consent of the other parties, except as may be required by law or, with respect to Sunrise, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

          5.8          Notification of Certain Matters.

                         Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

          5.9          Prohibition on Trading in Sunrise Securities.

                         Each of the parties hereto acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to Sunrise from purchasing or selling securities of Sunrise, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of Sunrise.  Accordingly, until such time as any such non-public information has been adequately disseminated to the public, none of the parties hereto shall purchase or sell any securities of Sunrise, or communicate such information to any other Person.

          5.10        Investment Letters.

                         At or prior to Closing, Pukka shall deliver to Sunrise investment letters in the form attached hereto as Exhibit 5.11 executed by each of the Shareholders listed on Annex A hereto.

          5.11        Audited Financial Statements.

                         At the Closing, Pukka shall deliver to Sunrise a balance sheet at December 31, 2005 and income statement and statement of cash flows for the fiscal year ended December 31, 2005 audited by an SEC-registered independent accountant, and shall have its balance sheet, income statement and statement of cash flows for each interim period subsequent to December 31, 2005, reviewed by an SEC-registered independent accountant (collectively, the “Audited Financial Statements”).  The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of Pukka at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein).  The Audited Financial Statements shall be prepared from and in accordance with the books and records of Pukka.  Pukka shall cause its SEC-registered independent accountant to consent to Sunrise’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by Sunrise under the United States federal securities laws.

          5.12        Additional  Pukka Information.

                         Prior to the Closing, Pukka shall deliver to Sunrise, written information regarding Pukka, its business, properties, liquidity and capital resources, officers, directors, principal shareholders, material pending litigation and any and all such other matters as Sunrise shall request (collectively, the “Additional Pukka Information”) and that Sunrise is required to file with the SEC under applicable United States federal securities laws including, but not limited to, Items 2.01(f) and 5.01(a)(8) of SEC Form 8-K.

          5.13        Pukka Capitalization.

                         (a)                Pukka covenants and agrees that:

                         (i)          At and immediately prior to the Closing, with the exception of this Agreement, the Warrants or as set forth on Schedule 3.5(a), there shall be no outstanding (i) options, warrants, agreements, conversion rights, preemptive rights, or other rights to purchase or otherwise acquire any Pukka Common Stock, or (ii) obligations of any Person to repurchase, redeem or otherwise acquire any Pukka Common Stock; and

                         (ii)          At and immediately prior to the Closing, there shall be no (i) voting trusts or other agreements or understandings to which any Shareholder shall be a party with respect to the voting of the Pukka Common Stock, or (ii) issued and outstanding indebtedness of Pukka having general voting rights.

                         (b)          Immediately prior to the Closing, Pukka shall provide Sunrise with a revised capitalization table substantially in the form of Schedule 3.5(a) and shall update Section 3.5(a) to reflect any changes in the capitalization of Pukka occurring after the date hereof and prior to the Closing.

          5.14        Sunrise Capitalization.

                         (a)          Sunrise covenants and agrees that:

                         (i)          At and immediately prior to the Closing, with the exception of this Agreement or as set forth on Schedule 4.4, there shall be no outstanding (i) options, warrants, agreements, conversion rights, preemptive rights, or other rights to purchase or otherwise acquire any Sunrise Common Stock or Sunrise Preferred Stock, or (ii) obligations of any Person to repurchase, redeem or otherwise acquire any Sunrise Common Stock or Sunrise Preferred Stock.

                         (ii)          At and immediately prior to the Closing, there shall be no (i) voting trusts or other agreements or understandings to which any Shareholder shall be a party with respect to the voting of the Sunrise Common Stock, or (ii) issued and outstanding indebtedness of Sunrise having general voting rights.

                         (b)          Immediately prior to the Closing, Sunrise shall update Section 4.4 to reflect any changes in the capitalization of Sunrise occurring after the date hereof and prior to the Closing.

          5.15        Registration Rights.

                         Sunrise Common Shares to be issued to the Shareholders shall have the piggyback registration rights set forth in the next sentence, as more specifically set forth in Exhibit 5.16.  If at any time Sunrise proposes to register a class of securities under the Securities Act in a primary registration on behalf of Sunrise and/or a secondary registration on behalf of holders of such securities and the registration form to be used may be used for registration of the Sunrise Common Shares, Sunrise will give prompt notice to the Shareholders (other than the Principal Shareholders) and will offer to include in such registration to the maximum extent possible such number of Sunrise Common Shares with respect to which Sunrise has received written request for inclusion therein.

          5.16        Board of Directors.

                         On or before the Closing, Sunrise shall take all necessary action to (i) to appoint the current Pukka directors (the “Pukka Designees”) to serve as directors of Sunrise, effective as of the Closing; and (ii) obtain the resignation of all of its directors and officers, effective as of the Closing.  Sunrise shall comply with and immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.17, including mailing to its shareholders, the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable the Pukka Designees to be appointed to Sunrise’s Board of Directors (the “Information Statement”).  Pukka shall supply Sunrise with all information with respect to, and be solely responsible for all information with respect to, Pukka, the Pukka Designees and its officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          5.17        Lock-Up/Leak-Out Agreement.

                         In accordance with the terms of the Lock-Up/Leak-Out Agreement annexed hereto as Exhibit 5.18, which agreement shall be executed at the Closing, certain holders of shares of capital stock of Pukka shall be entitled to sell, transfer, encumber or otherwise dispose of any of the Sunrise Common Shares or any shares of Sunrise Common Stock issued upon conversion of the Sunrise Preferred Shares. Schedule 5.18 attached hereto lists those Shareholders entitled to the benefits of the Lock-Up/Leak-Out Agreement, together with the number of Sunrise Common Shares and Sunrise Preferred Shares to be issued to such Shareholders pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE SHARE EXCHANGE

          6.1          Conditions to Obligations of Pukka and the Principal Shareholders.

                         The obligations of Pukka and the Principal Shareholders to consummate the Share Exchange shall be subject to the fulfillment, or written waiver by Pukka or the Principal Shareholders, at or prior to the Closing, of each of the following conditions:

                         (a)          The representations and warranties of Sunrise set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 4.4 shall be updated as provided in Section 5.15(b);

                         (b)          Sunrise shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Sunrise on or prior to the Closing Date;

                         (c)          Sunrise shall have delivered to Pukka an officer’s certificate to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied;

                         (d)          Sunrise shall have delivered to Pukka any certificates evidencing Sunrise Common Shares in accordance with Section 2.3(i);

                         (e)          Pukka shall have received Side Letters executed by Legend and each of the Warrant Holders and Warrant exercise forms executed by each of the Warrant Holders as described in Section 1.3; and

                         (f)          Sunrise shall have delivered to Pukka and the Principal Shareholders an opinion of counsel in the form annexed hereto as Exhibit 6.1 as to the matters set forth in Sections 4.1 and 4.2.

          6.2          Conditions to Obligations of Sunrise.

                         The obligations of Sunrise to consummate the Share Exchange shall be subject to the fulfillment or written waiver by Sunrise, at or prior to the Closing, of each of the following conditions:

                         (a)          The representations and warranties of Pukka and the Principal Shareholders set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 3.5 shall be updated as provided in Section 5.15(a);

                         (b)          Pukka and the Principal Shareholders shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Pukka or the Principal Shareholders on or prior to the Closing Date;

                         (c)          Pukka shall have delivered to Sunrise a certificate of the Secretary of Pukka and the Principal Shareholders to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

                         (d)          Pukka shall have delivered to Sunrise any certificates evidencing the Pukka Shares and any agreement relating to the Pukka Shares in accordance with 2.2(i) & (ii);

                         (e)          Pukka shall have delivered to Sunrise the Side Letters executed by Legend and each of the Warrant Holders and the Warrant exercise forms executed by each of the Warrant Holders as described in Section 1.3;

                         (f)          Pukka shall have delivered to Sunrise the Audited Financial Statements described in Section 5.12;

                         (g)          Pukka shall have delivered to Sunrise the Additional Pukka Information described in Section 5.13;

                         (h)          Sunrise shall have completed a due diligence review of the business, operations, financial condition and prospects of Pukka and shall have been satisfied with the results of their due diligence review in their sole and absolute discretion;

                         (i)          The Shareholders shall have approved this Agreement in accordance with the UBC;

                         (j)          Sunrise shall have entered into a registration rights agreement relating to the shares held by the current principal affiliates of Sunrise in form and substance satisfactory to Sunrise; and

                         (k)          No Shareholder shall assert any dissenters’ rights under the UBC.

          6.3          Other Conditions to Obligations of Pukka, the Principal Shareholders, Sunrise.

                         The obligations of Sunrise and Pukka to consummate the Share Exchange shall be subject to the fulfillment, or written waiver by each of Sunrise and Pukka, at or prior to the Closing, of each of the following conditions:

                         (a)          All director, shareholder, lender, lessor and other parties’ consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Share Exchange shall have been secured; and

                         (b)          No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Share Exchange.

ARTICLE VII

TERMINATION

          7.1          Termination.

                         This Agreement may be terminated at any time prior to the Closing:

                         (a)          by mutual consent of Sunrise, Pukka and the Principal Shareholders;

                         (b)          by any of Sunrise, Pukka or the Principal Shareholders if the Closing shall not have occurred on or before the Outside Date;

                         (c)          by Sunrise, Pukka or the Principal Shareholders if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Share Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

                         (d)          by Sunrise, Pukka or the Principal Shareholders upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Sunrise, Pukka, or the Principal Shareholders, respectively.

                         (e)          by Sunrise upon written notice to Pukka if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Sunrise; or

                         (f)          by Pukka or the Principal Shareholders upon written notice to Sunrise if any of the conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Pukka or the Principal Shareholders.

          7.2          Procedure and Effect of Termination.

                         In the event of termination of this Agreement pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Share Exchange shall be abandoned without any further action by the parties hereto: provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by Sunrise, Pukka or the Principal Shareholders of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach.  If this Agreement is terminated as provided herein:

                         (a)          each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Share Exchange, whether obtained before or after the date hereof; and

                         (b)          each party agrees that all Confidential Information received by Sunrise, on the one hand, or Pukka and the Principal Shareholders, on the other hand, with respect to the other party, this Agreement or the Share Exchange shall be kept confidential notwithstanding the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

          8.1          Entire Agreement.

                         This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          8.2          Amendment and Modifications.

                         This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

          8.3          Extensions and Waivers.

                         At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

          8.4          Successors and Assigns.

                         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto.  Except as provided in this Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.5          Survival of Representations, Warranties and Covenants.

                         The representations and warranties contained herein shall survive the Closing and shall thereupon terminate twelve (12) months after the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.5, 3.8, 3.9, 3.12, 3.17, 4.1, 4.2, 4.4 and 4.9 shall survive indefinitely.  All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.  All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

          8.6          Headings; Definitions.

                         The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated.  All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          8.7          Severability.

                         If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

          8.8          Expenses.

                         Whether or not the Share Exchange is consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Share Exchange, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

          8.9          Notices.

                         All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to Sunrise:	with a copy to:
Sunrise U.S.A. Incorporated 3203 E. Ovid Ave. Des Moines, IA 50317 Attention: Chief Executive Officer Fax: 515-288-1041	Charles A. Koenig, Esq 326 South High Street, 3rd Floor Columbus, Ohio 43215 Fax: 614-241-5909
If to Pukka or the Principal Shareholders: Pukka USA, Inc. 892 North 340 East American Fork, Utah 84003 Attention: Chief Executive Officer Fax: 801-847-6528	with a copy to: Pukka USA, Inc. 892 North 340 East American Fork, Utah 84003 Attention: President Fax: 801-847-6528

If to any other Shareholder: The address on file with Pukka on the Closing Date.

          8.10        Governing Law.

                         This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the NGCL shall apply to the internal corporate governance of Sunrise.

          8.11        Arbitration.

                         If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute.  The arbitration shall take place in the State of Utah.  The decision of the Arbitrators shall be conclusively binding upon the parties and final; and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

          8.12        Counterparts.

                         This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

          8.13        Force Majeure.

                         Neither party hereto shall be liable for failure to perform occasioned by any cause beyond its reasonable control.

          8.14        Certain Definitions.

                         As used herein:

                         (a)          “Affiliate” shall have the meanings ascribed to such term in Rule 12b2 of the Exchange Act;

                         (b)          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in New York City;

                         (c)          “Confidential Information” shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by Pukka, on the one hand, or Sunrise, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

                         (d)          “Employee Benefit Plan” shall mean: (i) each bonus, stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); (iii) each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (v) each  employment, retention, termination, severance, change of control or compensation agreement; and (vi) each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by Pukka, or any third party, or to which Pukka, or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of Pukka;

                         (e)          “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

                         (f)          “Environmental Law” shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources, the indoor or ambient environment, or the protection of human health or safety;

                         (g)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                         (h)          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

                         (i)          “GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

                         (j)          “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

                         (k)          “Intellectual Property” shall mean all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium);

                         (l)          “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

                         (m)          “Liens” shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

                         (n)          “Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

                         (o)          “Material Contract” shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements, employment agreements, consulting agreements or other commitments, the liabilities or commitments associated therewith exceed, in the case of Pukka,  $10,000 individually or $25,000 in the aggregate;

                         (p)          “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

                         (q)          “SEC” shall mean the Securities and Exchange Commission;

                         (r)          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

                         (s)          “Taxes” shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Sunrise, Pukka and the Shareholders have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SUNRISE USA, INCORPORATED

By: /s/ Omar Barrientos
President

PUKKA USA, INC.

By: /s/ Leonard DuCharme
CEO

SHAREHOLDERS:
Jimmy Chan
Brian Christensen
Naomi Coones /s/Leonard DuCharme
Leonard DuCharme
Wayne DuCharme

Steve Hatch /s/ Darren Jensen
Darren Jensen
Kripaitis & Associates, LLC
Anne Marie Kripaitis
Peter Kristensen
Gale Leetzow
Mark Lund
MBA Investors, Ltd
F. Briton McConkie Jr.
Nancy Olpin
Cary Peterson

Passport Financial, LLC /s/ Paul Ressler
Paul Ressler
Power Network, Inc.
William Robbins
Robin Ross
Steve Wright/Brighten Up, LLC
Starr Consulting, Inc.
Yt2K, Inc.

Annex A

Shareholders of Pukka

1.	Jimmy Chan
2.	Brian Christensen
3.	Naomi Coones
4.	Leonard DuCharme
5.	Wayne DuCharme
6.	Steve Hatch
7.	Darren Jensen
8.	Kripaitis & Associates, LLC
9.	Anne Marie Kripaitis
10.	Peter Kristensen
11.	Gale Leetzow
12.	Mark Lund
13.	MBA Investors, Ltd
14.	F. Briton McConkie Jr.
15.	Nancy Olpin
16.	Cary Peterson
17.	Passport Financial, LLC
18.	Paul Ressler
19.	Power Network, Inc.
20.	William Robbins
21.	Robin Ross
22.	Steve Wright/Brighten Up, LLC
23.	Starr Consulting, Inc.
24.	Yt2K, Inc.

Annex B

Warrant Holders